EXHIBIT 99.1

MEDIA RELEASE
Fisher Communications Agrees to Purchase Two Bakersfield Television Stations
SEATTLE, WA—(BUSINESS WIRE)—August 6, 2007—Fisher Communications, Inc. (Nasdaq: FSCI) announced today that it has entered into a definitive agreement to purchase KBAK-TV (CBS affiliate) and KBFX-CA (Fox affiliate), a unique media duopoly in Bakersfield, from Westwind Communications, LLC, for approximately $55 million. The acquisition is subject to regulatory review and other customary closing conditions.
“We are delighted to enter the Bakersfield market by purchasing two excellent stations that have tremendous potential,” said Colleen B. Brown, president and CEO of Fisher Communications. “At Fisher, our mission is to make each of our communities better by providing outstanding local news and content. We’re committed to bringing viewers of KBAK and KBFX more local news coverage, more in-depth news coverage and increased and enhanced online content. In the coming months, viewers will find compelling reasons to make them their first stop for local news. We look forward to serving the people of Bakersfield.”
Following finalization of the purchase, Fisher intends to expand offerings for both stations. Currently, both share a single Web site; Fisher will support separate sites for each station and enhance both sites with the Company’s industry leading online format which includes such features as its user-generated YouNewsTV™, expanded weather and event coverage, and enhanced sports coverage.
Though KBAK and KBFX are in the same market, on many fronts they complement each other. KBAK is currently ranked #2 in the market and has key syndication programming, including Oprah. KBFX broadcasts the market’s only 10:00 p.m. newscast.
The stations are a good fit within Fisher’s portfolio. The size of the Bakersfield market is similar to current Fisher markets Eugene, Oregon and Yakima, Washington; markets where the Company has shown excellent results.
Wayne Lansche, president of Westwind stated, “We were determined to ensure that the stations remained in the hands of a long-term broadcaster dedicated to continuing and improving upon our 21 year commitment to the market. Fisher’s legacy of innovation and journalistic excellence fully met our criteria.”
About Fisher Communications
Fisher Communications, Inc. is a Seattle-based company, established in 1910, that owns and manages 19 television stations and eight radio stations in the Pacific Northwest. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle. More information about Fisher Communications can be found at www.fsci.com.

###
Forward-looking statement
This release contains forward-looking statements relating to Fisher Communications’ acquisition of television stations KBAK and KBFX that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Fisher Communications’ actual results include Fisher’s ability to integrate the acquisition of KBAK and KBFX, and the future performance of KBAK and KBFX. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in Fisher Communications’ most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q as filed from time to time with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Fisher Communications undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
Contact:
Amina Suchoski
The Fearey Group for
Fisher Communications, Inc.
Phone: (206) 229-0496
Fax: (206) 622-5694
Email: asuchoski@feareygroup.com